Exhibit 99.1

Neoleukin Therapeutics Announces Corporate Update and

Third Quarter 2019 Financial Results

SEATTLE, Washington, November 13, 2019 – Neoleukin Therapeutics, Inc. “Neoleukin” (NASDAQ:NLTX), a biopharmaceutical company utilizing sophisticated computational methods to design de novo protein therapeutics, today announced a corporate update and financial results for the third quarter ending September 30, 2019.

“The past quarter has been transformational for Neoleukin across many fronts. We’ve acquired the capital for further development of our de novo protein technology, expanded our talented team, and focused on advancing NL-201 for clinical evaluation,” said Jonathan Drachman, M.D., Chief Executive Officer of Neoleukin. “Additionally, we look forward to presenting data in the coming year, highlighting preclinical studies of NL-201 and the potential of our Neoleukin cytokine mimetic platform to address significant unmet medical needs.”

Recent Updates

Completion of Merger Transaction with Aquinox Pharmaceuticals & Conversion of Preferred Shares at Annual General Meeting

In August 2019, Neoleukin completed its merger with Aquinox Pharmaceuticals, Inc, the company was renamed Neoleukin Therapeutics, Inc., and trading began in August 2019 on the Nasdaq Global Market under the new ticker symbol ‘NLTX’.

In November 2019, during the company’s annual general meeting, stockholders approved the conversion of preferred shares issued in the merger into common shares, resulting in a total of 38.3 million shares of common stock outstanding.

Executive Appointments

In September 2019, Neoleukin announced the appointments of Leslie Aberman as Vice President, Legal Affairs and Intellectual Property, and Samantha Willing, Vice President, People. Aberman brings over 18 years of law firm and biopharmaceutical experience, having previously served at the Infectious Disease Research Institute, Seattle Genetics and the life sciences practice group at Woodcock Washburn, LLP and Kilpatrick Townsend and Stockton, LLP. Willing brings over 20 years of human resources experience, including roles at Limeade, Seattle Genetics, and Microsoft.

New Corporate Headquarters

In October 2019, Neoleukin relocated its corporate headquarters, including office and laboratory space, to the South Lake Union area of Seattle, at 1616 Eastlake Avenue East.

Research Platform Advancement

Since completion of the merger, we have expanded the laboratory infrastructure and hired experienced scientists to build our computational, protein engineering, and immunology groups. We are dedicated to being leaders in the field of de novo protein design and development. We believe the Neoleukin technology platform has the potential to treat cancer and autoimmune diseases through the design of cytokine mimetics, conditionally active proteins, and inhibitors of inflammation.

Summary of Financial Results

Cash Position: Cash and cash equivalents totaled $66.3 million as of September 30, 2019, compared to $76.9 million as of December 31, 2018. The decrease was primarily the result of expenses related to the merger, the cost of expanding the Neoleukin team, and NL-201 IND-enabling activities. Neoleukin expects its cash and cash equivalents to be sufficient to support the development of internal programs. Based upon current internal infrastructure and pipeline initiatives, Neoleukin believes that its cash-on-hand will be sufficient to fund operations through 2021.

R&D Expenses: Research and development expenses for the third quarter of 2019 decreased to $1.4 million from $10.7 million for the third quarter of 2018. This decrease resulted from lower research and development expenses following the suspension of the rosiptor programs in 2018, partially offset by research and development expenses incurred following the completion of the merger.

Acquired In-Process Research and Development Expense: The acquired in-process research and development expense that arose from the merger was expensed immediately in accordance with current accounting standards.

G&A Expenses: General and administrative expenses for the third quarter of 2019 increased to $10.4 million from $4.5 million for the third quarter of 2018. This increase was primarily due to merger related severance costs and the recognition of stock based compensation expense for certain options that vested as a result of the merger. Subsequent to the merger, Neoleukin expects G&A expenses to decrease for the fourth quarter of 2019.

Net Loss: Net loss for the third quarter of 2019 was $59.1 million compared to a net loss of $15.0 million in the third quarter of 2018 primarily due to the acquired in-process research and development expense that arose from the merger.

About Neoleukin Therapeutics, Inc.

Neoleukin is a biopharmaceutical company creating next generation immunotherapies using de novo protein design technology. Neoleukin uses sophisticated computational methods to design proteins that demonstrate specific pharmaceutical properties that provide potentially superior therapeutic benefit over native proteins. Neoleukin’s lead product candidate, NL-201, is a combined IL-2 and IL-15 agonist designed to eliminate alpha receptor binding. For more information, please visit the Neoleukin website: www.neoleukin.com.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking, including those relating to evaluation of our pipeline and strategic options, potential timing of preclinical data, the sufficiency of our cash resources and other statements containing the words “anticipate,” “believe,” “expect,” “may,” “plan,” “project,” “potential,” “will,” “would,” “could,” “continue,” and similar expressions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: clinical drug development is a lengthy and expensive process with an uncertain outcome; our ability to identify or acquire additional clinical candidates, our ability to obtain and maintain regulatory approval for any future product candidates and the potential safety, efficacy or clinical utility of or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Neoleukin is contained in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Neoleukin disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Media

Julie Rathbun

206-769-9219

jrathbun@neoleukin.com

Investors

Solebury Trout

Brian Korb

646-378-2923

bkorb@troutgroup.com

NEOLEUKIN THERAPEUTICS, INC.

Condensed consolidated balance sheets

(Unaudited)

(In thousands of U.S. dollars)

	SEPTEMBER 30, 2019	DECEMBER 31, 2018
Assets
Cash and cash equivalents	$66,306	$76,928
Other current assets	1,276	237
Other long-term assets	2,209	453

Total assets	$69,791	$77,618

Liabilities
Current liabilities	$2,565	$4,627
Non-current liabilities	351	319

Total liabilities	2,916	4,946

Stockholders’ equity	66,875	72,672

Total liabilities and stockholders’ equity	$69,791	$77,618

NEOLEUKIN THERAPEUTICS, INC.

Condensed consolidated statements of operations

(Unaudited)

(In thousands of U.S. dollars, except per share and share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2019	2018	2019	2018
Revenue	$—	$—	$—	$25,000
Operating expenses
Research and development	1,420	10,713	(471)	39,217
Acquired in-process research and development	47,716	—	47,716	—
General and administrative	10,380	4,484	15,358	13,107

Total operating expenses	59,516	15,197	62,603	52,324

Loss from operations	(59,516)	(15,197)	(62,603)	(27,324)
Other income, net	384	204	1,262	626

Net loss	$(59,132)	$(14,993)	$(61,341)	$(26,698)

Net loss per common stock – basic and diluted	$(2.26)	$(0.64)	$(2.51)	$(1.14)
Basic and diluted weighted average number of common stock outstanding	26,185,839	23,537,368	24,429,893	23,513,489